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SUPPLEMENT DATED NOVEMBER 4, 2005

TO PROSPECTUS SUPPLEMENT DATED OCTOBER 25, 2005
(TO PROSPECTUS DATED JUNE 2, 2005)

                                  $336,633,636
                                 (APPROXIMATE)

                    MASTR ASSET SECURITIZATION TRUST 2005-2,
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-2


                MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.
                                  (DEPOSITOR)

                        UBS REAL ESTATE SECURITIES INC.
                                  (TRANSFEROR)

                             WELLS FARGO BANK, N.A.
                   (MASTER SERVICER AND TRUST ADMINISTRATOR)

The prospectus supplement dated October 25, 2005 to the prospectus dated June 2, 2005 with respect to the above captioned series is hereby amended as follows:


1. Each instance of the words "Principal Only Certificates" (i) in the first full paragraph on page S-50, (ii) in the sixth full paragraph on page S-50, (iii) in the second to last paragraph on page S-51, (iv) in the second paragraph on page S-53, (v) in the definition of "Subordinate Certificate Writedown Amount" on page S-105 and (vi) in the definition of "Undercollateralized Group" on page S-107, is hereby deleted and replaced in its entirety with "Class PO Certificates".

2. The definition of "PO Recovery" on page S-99 is hereby deleted and replaced in its entirety with the following:

                  "PO RECOVERY" means, with respect to Recoveries on Discount Loans contributing to Collateral Group 1, Collateral Group 3 or Collateral Group 4, any Distribution Date and the Class PO Certificates, an amount equal to the lesser of (a) the PO Percentage of each Recovery on a Discount Loan in such Collateral Group and (b) the PO Deferred Amount for such Collateral Group.








                              UBS INVESTMENT BANK